EXHIBIT 2

JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, no par value, of Lipid Sciences, Inc. and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this      day of December, 2001.

KAI INTERNATIONAL, LLC

By:	/s/ Bill E. Cham
Bill E. Cham, Ph.D., Manager

By:	/s/ Tania R. Chase
Tania R. Chase, Manager

/s/ Bill E. Cham
Bill E. Cham, Ph.D.

/s/ Tania R. Chase
Tania R. Chase